Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Rob Jorgenson
January 24, 2013	724-465-5448

S&T Bancorp, Inc. Announces Retirement of Director John N. Brenzia

Indiana, Pennsylvania – S&T Bancorp, Inc. (NASDAQ:STBA) a full-service financial institution with branch locations in 11 Pennsylvania counties, has announced the retirement of John N. Brenzia, a member of the S&T Bancorp, Inc. Board of Directors since 2008 who serves on the Audit Committee and the Nominating and Corporate Governance Committee.

“John has served our shareholders with distinction since our merger with Irwin Bank in 2008. He has been an effective, independent voice and performed his duties with great diligence and care,” said James C. Miller, chairman of the S&T Bancorp, Inc. Board of Directors. “His presence will be missed. We thank him for his service and wish him well in his retirement.”

Brenzia served as vice president & chief financial officer of Fox Chase Management d/b/a Irwin Car and Equipment and Baker Capital Limited from 2003 until his recent retirement in October 2012. He joined the S&T board following the company’s acquisition of IBT Bancorp, Inc. in 2008. Brenzia’s career serving in various management positions, specifically in the finance and treasury divisions, and in the manufacturing industry, provided the board with expertise regarding credit, contract administration, analysis of financial statements, operations, and lending and borrowing.

Brenzia’s retirement from the S&T Bancorp, Inc. Board of Directors will be made official at the 2013 Annual Meeting of Shareholders of S&T Bancorp, Inc.

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S&T Bank News Release – Page 2

S&T Bancorp, Inc. Announces Retirement of Director John N. Brenzia

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About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington, and Westmoreland counties. With assets of $4.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.

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